EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form SB-2 of 5th Avenue Channel Corp., of our report dated March 28, 2000 (which report contains an emphasis paragraph relating to certain liquidity and profitability considerations) relating to the consolidated financial statements of 5th Avenue Channel Corp., as of December 31, 1999 and for each of the two years in the period then ended, appearing in such Prospectus. We also consent to the references to us under the heading "Expert" in the Prospectus.


                                                 RACHLIN COHEN & HOLTZ LLP

Miami, Florida
April 26, 2000